Exhibit 99.(a)(1)(P)

Paper Election Form

Offer to Amend Eligible Option Grants

I,                                         , hereby make the following elections with respect to my Eligible Option Grant(s) in the Offer made by NVIDIA Corporation (“NVIDIA”) pursuant to the Offer to Amend Eligible Option Grants dated November 29, 2006 (the “Offering Memorandum”) with respect to my Eligible Option Grants identified in the Eligible Option Grant Detail Statement(s) sent by email to me on November 29, 2006 by NVIDIA. Capitalized terms not otherwise defined in this Paper Election Form shall have the meaning set forth in the Offering Memorandum.

Subject to the foregoing, I hereby elect to amend or not amend the Eligible Portion of my Eligible Option Grants as identified in the table below:

Eligible Option Grant # (Column A)	Original Expiration Date (Column B)	Eligible Portion Subject to Eligible Option Grant (Column C)	I Hereby Elect to Amend	Exercise In
				2007 (Column D)	2008 (Column E)	2009 (Column F)	2010 (Column G)	2011 (Column H)
☐ Yes No ☐
☐ Yes No ☐
☐ Yes No ☐
☐ Yes No ☐

I hereby agree that, unless I revoke my election before 6:00 p.m., Pacific Time on December 29, 2006 (or a later expiration date if NVIDIA extends the Offer), my election will be irrevocable, and if accepted by NVIDIA, this Paper Election Form shall operate to amend each Eligible Option Grant as outlined above, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election in connection with the Offer by submitting a new Electronic Election Form online at https://tenderoffer.nvidia.com or by submitting via facsimile or email a new Paper Election Form, to the extent permitted by the terms and conditions of the Offering Memorandum, prior to 6:00 p.m. Pacific Time on December 29, 2006 (or a later expiration date if NVIDIA extends the Offer). Any change of election submitted or, as applicable, received after the Expiration Time will be void and of no effect.

I agree that my decision to amend or not amend my Eligible Option Grant(s) in the Offer is entirely voluntary and is subject to the terms of the Offer. I further understand and agree I am not required to tender any of my Eligible Option Grants. I understand that if I have more than one Eligible Option Grant, I may tender less than all of my Eligible Option Grants in the Offer. However, with respect to any given Eligible Option Grant, I understand that NVIDIA will not accept a tender of less than the entire Eligible Portion of my Eligible Option Grant (i.e., if I elect to amend an Eligible Option Grant in the table above, the total number of shares stated in Columns D through H must equal the aggregate Eligible Portion stated in Column C and as set forth in my Eligible Option Grant Detail Statement for such Eligible Option Grant). I further understand and agree that if I fail to make an election with respect to the entire Eligible Portion of any individual Eligible Option Grant, then I will be deemed to have made an election not to amend such individual Eligible Option Grant notwithstanding any contrary election in the table set forth above. To be clear, if I have written “NO” in each of Columns D through H above with respect to an Eligible Option Grant, I have affirmatively rejected the Offer as to that Eligible Option Grant.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with NVIDIA or my employer (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offering Memorandum, NVIDIA has made no representations or warranties to me regarding this Offer or the future pricing of NVIDIA stock, and that my participation in this Offer is at my own discretion.

If my service with NVIDIA terminates prior to the Expiration Time, I understand that I will cease to be an Eligible Optionee under the terms of the Offer and any election that I have made prior to the termination of my employment to amend my Eligible Option Grant(s) will not become effective and my Eligible Option Grant(s) will not be amended under the Offer. I agree that I must be an employee of NVIDIA at the Expiration Time in order to participate in the Offer.

I hereby acknowledge and agree that neither NVIDIA, nor Deloitte Tax LLP, nor any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to amend the Eligible Portion of my Eligible Option Grant(s) and that I am not relying on any information provided or representation made by any such person in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I will receive an Election Confirmation Statement via email at my NVIDIA email address (as listed below) within one business day after the date on which NVIDIA receives this Paper Election Form. If I have not received such an email within such time period, it is my responsibility to confirm that NVIDIA has received this Paper Election Form by emailing a copy of this Paper Election Form and the confirmation of receipt that I received when I sent this Paper Election Form via facsimile, if applicable, to tenderoffer@nvidia.com.

I understand that I should keep a copy of this Paper Election Form as well as a copy of the confirmation of receipt of the facsimile transmittal of this Paper Election Form if applicable, for my record-keeping purposes.

I AGREE THAT NVIDIA SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE THIS OFFER.

Option Holder Signature	Employee ID Number

Option Holder Name (Please Print)	NVIDIA E-mail Address	Date

PLEASE FAX YOUR SIGNED AND COMPLETED PAPER ELECTION FORM TO (408) 486-2577, ATTN: TENDER OFFER, OR EMAIL THIS FORM TO TENDEROFFER@NVIDIA.COM, SO THAT IT IS RECEIVED NO LATER THAN 6:00 P.M., PACIFIC TIME, ON DECEMBER 29, 2006 (OR A LATER EXPIRATION DATE IF NVIDIA EXTENDS THE OFFER).